CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, CFO & Treasurer
DeFazio Communications, LLC	Business Development Corporation of America
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America

Announces the Signing of a 3-year $50,000,000 Financing Facility with Wells Fargo

New York, New York, July 24, 2012 ˗ Business Development Corporation of America (“BDCA”) announced today that it has entered into a $50,000,000 financing facility with Wells Fargo Bank, N.A. (“Wells Fargo”).  The financing facility is a revolving line of credit through BDCA’s wholly-owned special purpose subsidiary, BDCA Funding I, LLC. The facility provides financing at interest rates as low as LIBOR plus 2.00% and the facility’s 3-year term provides attractive match funding for BDCA’s assets.

“We are excited to team up with Wells Fargo, one of the largest providers of debt financing to the BDC industry,” said Robert Grunewald, Chief Investment Officer of BDCA, who added, “We look forward to continuing to grow our relationship with Wells Fargo over time.”

Peter Budko, President of BDCA added, “With the closing of financing arrangements this month with two great institutions like Wells Fargo and Citibank, we are now well positioned to prudently leverage our investors’ equity capital and to pursue our mission of maximizing current shareholder returns while growing net asset value. These relationships are transformative for our company and are emblematic of our evolution into the finest non-traded BDC in the industry.”

Important Notice

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at http://www.sec.gov or may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

To arrange interviews with BDCA executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

###